Exhibit 99.1
KENNEDY WILSON EUROPE REAL ESTATE PLC

COMPLETION OF £184 MILLION FINANCING OF THE JUPITER PORTFOLIO

24 September 2014. Kennedy Wilson Europe Real Estate plc ("KWERE" or the "Company"), a London Stock Exchange listed company that invests primarily in real estate and real estate loans in Europe (LSE: KWE), is pleased to announce that it has completed a £184 million asset financing secured against certain assets in the Jupiter real estate portfolio, which the Company acquired in June this year. Upon satisfaction of certain condition precedents, the Company will draw down the facility in full. The facility has been arranged with The Royal Bank of Scotland plc and has a five-year term.
The Jupiter Portfolio is a mixed use portfolio of 21 real estate assets located in strong commercial centres across England and Scotland. It comprises 11 office assets, nine retail assets and one industrial asset, of which 11 of the assets are freehold and 10 are leasehold. As at 31 August 2014, the Jupiter Portfolio consisted of approximately 2.5 million square feet and had an annualised gross rental income of circa £25.3 million, with a weighted average lease term of around 7.3 years and an occupancy rate of approximately 88% (by area).
Once the facility is fully drawn down, the Company's loan-to-value ratio will increase to approximately 34%, with approximately £506 million of debt financing in place at the asset level and a weighted average maturity of approximately 4.6 years.
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented: “The completion of this financing has enabled the Company to effectively manage its balance sheet and provided significant additional flexibility to enhance future investment opportunities and manage growth prospects.”
Cairn Capital advised the Company in connection with the financing.
For further information, please contact:

FTI Consulting – financial public relations
Dido Laurimore/ Richard Sunderland/ Nick Taylor:             +44 (0)203 727 1000
kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed closed ended investment fund that invests in real estate and real estate loans in Europe, initially in the UK, Ireland and Spain, and other European countries on an opportunistic basis. The Company's primary objectives are to generate and grow long-

term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. The Company is regulated by the Jersey Financial Services Commission. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilsoneuropeplc.com.
About Kennedy Wilson
Founded in 1977, Kennedy Wilson is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com.